Exhibit 99.1

Vermillion Reports First Quarter 2012 Results

AUSTIN, Texas — May 15, 2012 — Vermillion, Inc. (NASDAQ: VRML), a leading molecular diagnostics company, reported financial and operational results for the first quarter ended March 31, 2012.

Q1 2012 Operational Highlights

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In Q1, the volume of OVA1®, the company’s flagship diagnostic test designed to help differentiate benign from malignant ovarian masses, was generally in line with the forecast set by management for the quarter and demonstrated an increase of 28% to 3,952 from the same year-ago quarter.

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Received a Category 1 Current Procedural Terminology (CPT®) code approval from the American Medical Association (AMA) CPT Panel for OVA1. The company expects this major endorsement to help streamline claims processing and accelerate further coverage and adoption by private payers.

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Expanded payer coverage for OVA1 with the addition of Excellus BCBS (3.3 million lives), BCBS LA (1.1 million lives), and Wellmark South Dakota and Wellmark Iowa (2.1 million lives). Currently, there are 26 independent Blue Cross Blue Shield plans representing in excess of 42 million lives. Including Medicare and other regional plans, total coverage for OVA1 is estimated to be approximately 89 million lives.

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In January, the Department of Defense added OVA1 to their contract, giving more than 45 military medical centers in the U.S. and numerous military medical clinics and facilities around the world access to OVA1 for the first time. This provides coverage to approximately 1.4 million uniformed service members.

•	Strengthened the company’s patent portfolio with two notices of allowance for patents, including platelet biomarkers for cancer and methods for diagnosing ovarian cancer.

•	Settled Bio-Rad litigation and returned $1.1 million in escrow funds to Vermillion in April 2012.

•	Settled Molecular Analytical Systems (MAS) litigation for a nominal one-time payment of $35,000 versus the $5 million claim.

Q1 2012 Financial Highlights

Total revenue in the first quarter of 2012 was $312,000, comprised of $198,000 in OVA1 sales and $114,000 in license fees from Quest Diagnostics. Product revenue from OVA1 sales in the first quarter of 2012 represented an increase of 25% compared to $159,000 in the same year-ago quarter. The prior year quarter also included recognition of a $158,000 of deferred revenue from Quest Diagnostics for 2010 OVA1 sales from the Quest Diagnostics ‘true-up’ report.

OVA1 revenue in the first quarter of 2012 included only the $50 fixed fee portion of revenue per test from the OVA1 tests performed. Consistent with 2011, the company plans to recognize the revenue above and beyond the $50 fixed fee portion in the fourth quarter of 2012 after Quest Diagnostics completes its annual ‘true up’ of OVA1 sales for 2012.

Total operating expenses decreased in the first quarter of 2012 to $2.4 million from $4.8 million in the same period a year ago. The first quarter of 2012 included $0.1 million in non-cash stock-based compensation, as compared to $1.3 million in the same year-ago quarter. The remainder of the decrease was due primarily to the company’s restructuring program announced in January 2012 as well as one-time reversals of accrued expenses upon settlement of the MAS and Bio-Rad litigation.

Net loss for the first quarter was $1.8 million or $(0.12) per share, as compared to $4.3 million or $(0.34) per share in the same year-ago quarter. The first quarter 2012 net loss included a $0.4 million gain for a payment received on litigation settlement.

As of March 31, 2012, the company’s cash and cash equivalents totaled $19.9 million. The company used $2.6 million in cash from operations during the first quarter, and expects $1.5-$2.5 million cash utilization during the second quarter of 2012 including the receipt of the Bio-Rad escrow account funds.

Management Commentary

“During the quarter, we put a key cornerstone in place for the commercialization of OVA1 with the new CPT code approval,” said Gail S. Page, Vermillion’s president and chief executive officer. “We look forward to benefiting from our new code when it becomes effective the first of next year. This significant milestone will help streamline claims processing and accelerate further coverage and adoption by private payers. Since our CPT approval was supported by several peer-reviewed publications and positive coverage decisions, including Medicare, it also represents a valuable endorsement of OVA1 as an important triage test for ovarian cancer.

“This important CPT milestone coincided with the expanded payer coverage we achieved during the quarter, including the U.S. Department of Defense, which is helping our sales effort.

“We have been able to strengthen our financial position with the successful resolution of the MAS and Bio-Rad litigation. These are in addition to the earlier resolution of the gain contingency discussed on our Q4 call, which was settled for $1 million and will add approximately $700,000 to the bottom line. Regarding Bio-Rad, in addition to removing more than $1 million of accrued liabilities from our books, we were able to add approximately $1.1 million in non-dilutive cash to our balance sheet with the release of the Bio-Rad escrow account in April. We recognized $0.4 million from the Bio-Rad resolution in the first quarter and the remainder will be recognized in our second quarter. The positive outcome of the MAS litigation also relieved the company of a potential $5 million claim.

“Our goals for the quarter were to resolve these outstanding claims in order to remove the potential obligations and uncertainty. We are very pleased with the closure that each brings and the resulting non-dilutive cash added to our balance sheet. It was vital that the company resolve these corporate issues satisfactorily as we continue to pursue our operational goals around the commercialization of OVA1 and the development of our pipeline.

“As we advance through 2012, we will remain focused on improving coverage and reimbursement, as they are key drivers for adoption. We continue to seek opportunistic partnerships for our product pipeline, with the goal of accelerating development and bringing additional resources to the commercial effort. We expect all of our efforts to result in an increase in the number of OVA1 tests performed, and for this to range between 4,100 and 4,400 in the second quarter of 2012.”

Conference Call and Webcast

Vermillion will hold a conference call to discuss its first quarter financial results later today, Tuesday, May 15, 2012 at 4:30 p.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Tuesday, May 15, 2012

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-800-268-5851

International: 1-303-223-2680

Conference ID#: 21589040

The conference call will be broadcast simultaneously here and available for replay via the investor section of the company’s Web site at www.vermillion.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available approximately two hours after the call and until May 29, 2012.

Toll-free replay number: 1-800-633-8284

International replay number: 1-402-977-9140

Replay pin number: 21589040

About OVA1

OVA1 is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using a unique multi-biomarker approach. In a published clinical trial, OVA1 achieved 99% sensitivity in detecting epithelial ovarian cancers (EOC). This included 96% sensitivity for stage I EOC, the earliest and most curable EOC stage, compared with 57% for the conventional biomarker CA125.(1) In addition, OVA1 found 70% of malignancies missed by non-specialist pre-surgical assessment,(1) and it increased detection of malignancy over ACOG guidelines from 77% to 94%.(2) As the first protein-based, In Vitro Diagnostic Multi-Variate Index Assay (IVDMIA) cleared by the FDA, OVA1 also represents a new class of software-based diagnostics.

Citings:

1)	Ueland, FR, et al. Obstet Gynecol 2011:VOL 117, NO. 6, June 2011

2)	Miller R, et al. Obstet Gynecol 2011:VOL 117, NO. 6, June 2011

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Additional information about Vermillion can be found at www.vermillion.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations:

Liolios Group, Inc.

Ron Both

Tel 949-574-3860

info@liolios.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	March 31,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$19,850	$22,477
Accounts receivable	114	99
Prepaid expenses and other current assets	367	317

Total current assets	20,331	22,893
Property and equipment, net	202	216
Other assets	8	2

Total assets	$20,541	$23,111

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$714	$1,331
Accrued liabilities	2,255	2,592
Short-term debt	7,000	7,000
Deferred revenue	735	553

Total current liabilities	10,704	11,476
Deferred revenue	1,111	1,224
Other liabilities	—	52

Total liabilities	11,815	12,752

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at March 31, 2012 and December 31, 2011, respectively	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 14,921,913 and 14,900,831 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	15	15
Additional paid-in capital	326,942	326,796
Accumulated deficit	(318,075)	(316,299)
Accumulated other comprehensive loss	(156)	(153)

Total stockholders’ equity	8,726	10,359

Total liabilities and stockholders’ equity	$20,541	$23,111

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three months ended March 31,
	2012	2011
Revenue:
Product	$198	$317
License	114	114

Total revenue	312	431
Cost of revenue:
Product	38	42

Total cost of revenue	38	42

Gross profit	274	389

Operating expenses:
Research and development(1)	452	1,218
Sales and marketing(2)	1,518	1,318
General and administrative(3)	468	2,300

Total operating expenses	2,438	4,836

Loss from operations	(2,164)	(4,447)

Interest income	8	16
Interest expense	(65)	(115)
Gain on litigation settlement, net	379	—
Change in fair value of warrants	—	307
Reorganization items	88	(16)
Other expense, net	(22)	(36)

Loss before income taxes	(1,776)	(4,291)
Income tax benefit (expense)	—	—

Net loss	$(1,776)	$(4,291)

Net loss per share - basic and diluted	$(0.12)	$(0.34)

Comprehensive loss	$(1,779)	$(4,292)

Weighted average common shares used to compute basic and diluted net loss per common share	14,903,455	12,541,975

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$34	$206
(2) Sales and marketing	36	43
(3) General and administrative	70	1,003